Exhibit (a)(1)(d)

COMPLETE AND RETURN THIS FORM ONLY IF YOU HAVE CHANGED YOUR MIND

AND YOU DO NOT WANT TO AMEND YOUR ELIGIBLE OPTIONS

MICROTUNE, INC.

OFFER TO AMEND CERTAIN OPTIONS

WITHDRAWAL FORM

You previously received (1) the Offer to Amend Certain Options (the “Offering Memorandum”); (2) the e-mail from Jeffrey A. Kupp, dated November 2, 2007; (3) the Election Form; and (4) this Withdrawal Form. You signed and returned the Election Form, in which you elected to ACCEPT Microtune’s offer to amend some or all of your Eligible Option grants. You should submit this form only if you now wish to change that election and REJECT Microtune’s Offer to amend some or all of your Eligible Option grants.

To withdraw your election to accept the Offer with respect to some or all of your Eligible Option grants, you must sign, date and deliver this Withdrawal Form via facsimile (fax number: (972) 673-1695), via e-mail to justin.chapman@microtune.com, or via hand delivery to Justin M. Chapman at Microtune, Inc., 2201 10th Street, Plano, Texas 75074 by 5:00 p.m., Central Time, on December 3, 2007. An Eligible Option is one stock option grant. “Eligible Options” refers to more than one stock option grant. Option shares are the option shares subject to a particular Eligible Option.

You should note that if you withdraw your acceptance of the Offer, you will not receive a cash payment and your stock options will not be amended. If you withdraw your acceptance of the Offer, these stock options will continue to be governed by the stock option plans under which they were granted and by the existing stock option agreements between you and Microtune.

You may change this withdrawal, and again elect to accept the Offer with respect to some or all of your Eligible Option grants by submitting a new Election Form to Justin M. Chapman via facsimile (fax number: (972) 673-1695), via e-mail to justin.chapman@microtune.com, or via hand delivery to Justin M. Chapman at Microtune, Inc., 2201 10th Street, Plano, Texas 75074, by 5:00 p.m., Central Time, on December 3, 2007.

Please check the appropriate box:

☐	I wish to withdraw my election to amend all of my Eligible Options and instead REJECT the Offer. I do not wish to accept the Offer with respect to any Eligible Options.

OR

☐	I wish to withdraw my election to amend my Eligible Options and instead REJECT the Offer with respect to each of the Eligible Options listed below (and on any additional sheets which I have attached to this form). I still wish to participate in the Offer with respect to the remaining Eligible Option(s) listed on the Election Form I submitted.

Option Number	Grant Date

Please sign this Withdrawal Form and print your name exactly as it appears on the Election Form.

Employee Signature

Employee Name (Please print)	Corporate E-mail Address	Date and Time

RETURN TO JUSTIN M. CHAPMAN NO LATER THAN 5:00 P.M., CENTRAL TIME, ON DECEMBER 3, 2007

BY FAX TO (972) 673-1695, BY E-MAIL TO JUSTIN.CHAPMAN@MICROTUNE.COM,

OR BY HAND DELIVERY.

MICROTUNE, INC.

OFFER TO AMEND CERTAIN OPTIONS

INSTRUCTIONS TO THE WITHDRAWAL FORM

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1. Delivery of Withdrawal Form.

A properly completed and executed original of this Withdrawal Form (or a facsimile of it), must be received by Justin M. Chapman, either via hand delivery at Microtune, Inc., 2201 10th Street, Plano, Texas 75074, attention: Justin M. Chapman, via e-mail to justin.chapman@microtune.com, or via facsimile (fax number: (972) 673-1695) on or before 5:00 p.m., Central Time, on December 3, 2007 (referred to as the Expiration Time). If Microtune extends the Offer, this Withdrawal Form must be received by Justin M. Chapman by the date and time of the extended Expiration Time of the Offer.

The delivery of all required documents, including Withdrawal Forms and any new Election Forms, is at your risk. Delivery will be deemed made only when actually received by Justin M. Chapman. You may hand deliver your Election Form to Justin M. Chapman at Microtune, Inc., 2201 10th Street, Plano, Texas 75074, you may send it via e-mail to justin.chapman@microtune.com, or you may fax it to Justin M. Chapman at fax number (972) 673-1695. In all cases, you should allow sufficient time to ensure timely delivery. Microtune intends to confirm the receipt of your Withdrawal Form by e-mail within three U.S. business days; if you have not received such an e-mail confirmation of receipt, it is your responsibility to ensure that your Withdrawal Form has been received by Justin M. Chapman. Only responses that are complete, signed and actually received by Justin M. Chapman by the deadline will be accepted. Responses may only be submitted via fax, e-mail or hand delivery. Responses submitted by any other means, including United States mail (or other post) and Federal Express (or similar delivery service), are not permitted.

You should note that any stock options with respect to which you previously elected to amend, but did not withdraw from the Offer, will remain bound by your prior Election Form.

Although by submitting a Withdrawal Form you have withdrawn your election to amend some or all the stock options with respect to which you previously chose to accept the Offer, you may change your mind and re-elect to accept the Offer with respect to some or all of the withdrawn elections until the expiration of the Offer. You should note that any eligible stock options withdrawn will be deemed not to have had proper elections made for purposes of the offer, unless you properly re-elect to amend those stock options before the Expiration Time. Re-elections with respect to stock options may be made at any time before the Expiration Time. If Microtune extends the Offer beyond that time, you may re-elect with respect to your stock options at any time until the extended expiration of the Offer. To re-elect with respect to some or all of the withdrawn stock options, you must deliver a later dated and signed Election Form with the required information to Justin M. Chapman via one of the methods described in Section 1 above while you still have the right to participate in the Offer. You will not be deemed to have made a proper election with respect to your stock options for purposes of the offer unless you deliver, prior to the Expiration Time, a new Election Form following the procedures described in the instructions to the Election Form. This new Election Form must be signed and dated after your original Election Form and any Withdrawal Form you have submitted. Upon the receipt of such a new, properly filled out, signed and dated Election Form, any previously submitted Election Form or Withdrawal Form will be disregarded and will be considered replaced in full by the new Election Form. You will be bound by the last properly submitted election or Withdrawal Form received by us prior to the Expiration Time.

Although it is Microtune’s intent to send you an e-mail confirmation of receipt of this Withdrawal Form, by signing this Withdrawal Form, you waive any right to receive any notice of the withdrawal of your election with respect to your stock options.

2. Signatures on this Withdrawal Form.

If this Withdrawal Form is signed by the holder of the Eligible Options, the signature must correspond with the name as written on the face of the option agreement or agreements to which the stock options are subject without alteration, enlargement or any change whatsoever. If your name has been legally changed since your stock option agreement was signed, please submit proof of the legal name change.

If this Withdrawal Form is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to Microtune of the authority of that person to act on your behalf must be submitted with this Withdrawal Form.

3. Other Information on this Withdrawal Form.

In addition to signing this Withdrawal Form, you must print your name and indicate the date and time at which you signed. You must also include your current corporate e-mail address.

4. Requests for Assistance or Additional Copies.

Any questions or requests for assistance, as well as requests for additional copies of the Offer to Amend Certain Options should be directed to Justin M. Chapman at:

Microtune, Inc.

2201 10th Street, Plano, Texas 75074

Phone: (972) 673-1629

Copies of the Offer documents will be furnished promptly at Microtune’s expense.

5. Irregularities.

We will determine, in our sole discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any Withdrawal Forms. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any Withdrawal Forms that we determine are not in appropriate form or that we determine are unlawful to accept. We also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any Withdrawal Form or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and tendered stock options. No withdrawal of elections to amend stock options will be deemed to have been properly made until all defects or irregularities have been cured by the withdrawing stock option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer, and we will strictly enforce the election period, subject only to an extension that we may grant in our sole discretion.

Important: The Withdrawal Form (or a facsimile copy of it) together with all other required documents must be received by Justin M. Chapman, on or before the Expiration Time.

6. Additional Documents to Read.

You should be sure to read the Offering Memorandum, all documents referenced therein, and the e-mail from Jeffrey A. Kupp, dated November 2, 2007, before making any decisions regarding participation in, or withdrawal from, the Offer.

7. Important Tax Information.

You should refer to Section 13 of the Offering Memorandum, which contains important federal income tax information. We also recommend that you consult with your own personal tax advisor before deciding whether or not to participate in this Offer.

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